UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2019 (October 14, 2019)

Gadsden Properties, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-11635	59-2058100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15150 North Hayden Road, Suite 235, Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

480-530-3495

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

ITEM 8.01. OTHER ITEMS.

On October 14, 2019, Gadsden Properties, Inc., formerly FC Global Realty Incorporated (the “Company”) was notified that a suit brought by Suneet Singal, the Company’s former Chief Executive Officer and former member of the Company’s Board of Directors, had been dismissed with prejudice by the United States District Court in the Southern District of New York.

Mr. Singal filed the suit on September 21, 2018 against the Company and its transfer agent, Broadridge Corporate Issuer Solutions Inc., alleging breach of contract, breach of good faith and, with regard to Broadridge, a violation of UCC Article 8-401, and demanding the issuance and release to Mr. Singal of 1,000,000 shares of the Company’s common stock, as well as other unspecified damages. The Company entered into a Severance Agreement with Mr. Singal on December 22, 2017, as a result of which Mr. Singal resigned as the Company’s Chief Executive Officer effective January 2, 2018. He subsequently resigned from the Board of Directors later that quarter. Pursuant to the Severance Agreement, the Company agreed to issue 1,000,000 shares of common stock to Mr. Singal.

Under a Contribution Agreement between the Company and one of its subsidiaries, and First Capital Operating Partnership, L.P. and First Capital Real Estate Trust, two companies controlled by Mr. Singal, those companies were to contribute certain properties to the Company and its subsidiary. Mr. Singal was, at the time the Contribution Agreement was signed, a principal in both First Capital companies, and continued, to the Company’s knowledge, to be a principal throughout his tenure as the Company’s Chief Executive Officer. After Mr. Singal’s resignation, the Company learned of a suit filed by the holder of the majority interest in one contributed property, Avalon Jubilee, LLC, alleging that the holder’s right of first refusal had not been honored, thereby not allowing the majority holder its option to purchase those interests and casting doubt upon the legitimacy of the transfer of the interest in Avalon Jubilee, LLC to the Company. While the Company was not named in that suit, accounting rules required that the investment in Avalon Jubilee, LLC be written down by approximately $1.4 million, and the Company was obligated to expend additional funds to enter into negotiations with the majority interest holder to resolve the Company’s ownership of its interest in the property.

Shortly after the Avalon matter was resolved, the Company discovered that another property transferred to it and its subsidiary by the First Capital companies, known as Greensands II, was not the property described in the documents underlying the transaction, including a draft appraisal used as part of the valuation determination for the stock issued to those companies for the transaction. The property valued in that appraisal was actually a neighboring property once owned by the First Capital companies known as Greensands I; however, the appraisal referred to it as Greensands II. The actual property transferred was significantly smaller than the property which the Company believed it was purchasing. A subsequent re-appraisal and re-valuation of the actual property received resulted in a write-down of the property’s value by $1.4 million. That adjustment required the Company to restate its 2017 financials as reported in its Annual Report on Form 10-K for the year ended December 31, 2017, and delayed by several days the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2018, resulting in the Company incurring significant additional accounting and legal fees for those filings.

These matters, as well as unpaid real estate taxes on certain transferred properties, the non-payment of a loan made by the Company to a First Capital company and guaranteed by Mr. Singal for $145,000, the failure of Mr. Singal to work for the Company on a full-time basis as required by his employment agreement, and the fact that certain properties transferred by the First Capital companies to the Company were not in the condition expected as a result of discussions before the transaction, led the Company’s Board of Directors to determine that the award of shares to Mr. Singal under his Severance Agreement should be rescinded, noting that the Company had incurred significant and meaningful damages as a result of the various write-downs, non-payment of debts and taxes and other factors identified above. On December 18, 2018, the Company filed a counterclaim to Mr. Singal’s suit regarding these matters that included such damages. A Motion to Dismiss the suit filed by the Company was pending at the time the Court issued its dismissal and was therefore not ruled upon.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

GADSDEN PROPERTIES, INC.

Date: October 17, 2019	By:	/s/ John Hartman
John Hartman
Chief Executive Officer

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